Exhibit 10.2

THIRD AMENDMENT TO THE

SJW GROUP EXECUTIVE SEVERANCE PLAN
(As Amended and Restated January 1, 2010 and As Further Amended
October 26, 2010, November 15, 2016 and July 26, 2017)
WHEREAS, SJW Group (the “Company”) maintains the SJW Group Executive Severance Plan (the “Plan”); and
WHEREAS, the Company wishes to amend the Plan to revise the formula provisions of the Plan governing the calculation of the cash severance benefits payable under the Plan for the Company’s Chief Executive Officer thereunder and to provide that the Company’s Chief Executive Officer shall not be eligible to receive the tax gross-up benefits under the Plan.
NOW, THEREFORE, the Plan is hereby amended as follows effective November 6, 2017:
1.    The last sentence of Section 1(j) of the Plan is amended in its entirety to read as follows:
“The persons who are officers as of November 6, 2017 are set forth on Exhibit A”.
2.    Section 2(a) is amended in its entirety to read as follows:
“(a)    If (i) at any time during the period beginning with the execution of a definitive agreement to effect a Change in Control and ending with the earlier of (x) the termination of that agreement without a Change in Control or (y) the expiration of the twenty‑four (24)-month period measured from the effective date of the Change in Control contemplated by that agreement, an Officer incurs a Separation from Service because his or her Employee status is involuntarily terminated by his or her Employer for any reason other than Good Cause, or (ii) at any time within the twenty‑four (24)-month period measured from the effective date of a Change in Control, the Officer incurs a Separation from Service as a result of his or her resignation from Employee status for Good Reason, then the Employer shall provide that Officer with the following benefits (collectively the “Change in Control Benefit”), provided and only if such Officer timely delivers the requisite release under Section 2(b) and such release become effective in accordance with applicable law:

(1)
A cash amount determined in accordance with the formula provisions set forth below shall be paid (less any customary taxes and withholdings) in a series of successive equal annual installments over the period of years equal to the Applicable Multiple. Unless otherwise specified in attached Exhibit A, the Applicable Multiple for each Officer shall be three (3). The first such annual installment shall be paid on the last day of the sixty (60)-day period measured from the date of the Officer’s Separation from Service, provided that the release required of the Officer under Section 2(b) is delivered within the applicable time period set forth in such Section 2(b) and such release is effective and enforceable at that time following the expiration of any applicable revocation period. Each subsequent installment shall be paid on each successive one-year anniversary of the initial payment date, and the right to each installment payment hereunder shall be treated as a right to a series of separate payments for purposes of Section 409A. Notwithstanding the foregoing generally applicable payment schedule for such cash amount, should the applicable Change in Control event not otherwise qualify as a change in ownership or effective control of the Company or a change in ownership of a substantial portion of the Company’s assets, as determined in each instance in accordance with the standards of Section 1.409A-3(i)((5) of the Treasury Regulations, or should the Separation from Service triggering the Change in Control Benefit otherwise occur prior to such a qualifying Change in Control event, then such cash amount shall be paid at such other time and in such other form, or pursuant to such other schedule, as is necessary to comply with any applicable requirements of Code Section 409A. The applicable cash amount for each Officer participating in the Plan shall be equal to the Applicable Multiple of the sum of the Officer’s annual rate of Salary and annual target bonus (each at the level in effect in the fiscal year of such cessation of Employee status or, if higher, immediately before the Change in Control).

(2)
A cash amount for the Company’s Chief Executive Officer equal to the annual bonus for the year of such cessation of Employee status based on actual performance, pro-rated for the number of days of employment during the year of termination, which shall be paid in a lump sum payment at the same time annual bonuses for such year are paid to other executives of the Company (but in any event no later than March 15 of the year following the year of the cessation of Employee status).

(3)
If the Officer elects to continue medical care coverage under the Company’s group health care plans pursuant to COBRA, the Employer will reimburse the Officer for the costs such Officer incurs to obtain such continued coverage for himself or herself and his or her spouse and eligible dependents (collectively, the “Coverage Costs”) until the earlier of (x) the date of the last annual installment payable under Section 2(a)(1) above or (y) the first date on which the Officer is covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. During the period for which the Officer’s COBRA coverage rights are in effect, such coverage shall be obtained under the Company’s group health care plans. For the period (if any) following the completion of such COBRA coverage and continuing through the completion of the limited period for which medical care coverage is to be provided hereunder, such coverage shall continue under the Company’s group health plans or pursuant to one or more other plans or insurance policies providing equivalent coverage. In order to obtain reimbursement for the Officer’s Coverage Costs under each applicable plan or policy, the Officer must submit appropriate evidence to the Employer of each periodic payment of his or her Coverage Costs within ninety (90) days after the required payment date of those Coverage Costs, and the Employer shall within thirty (30) days after such submission reimburse the Officer for that payment. To the extent the Officer incurs any other medical care expenses reimbursable pursuant to the coverage obtained in accordance herewith, the Officer shall submit appropriate evidence of each such expense to the plan administrator within ninety (90) days after incurrence of that expense and shall receive reimbursement of the documented expense within thirty (30) days after such submission or after any additional period that may be required to perfect the claim. During the period such medical care coverage remains in effect hereunder, the following provisions shall govern the arrangement: (a) the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any one calendar year of such coverage shall not affect the amount of Coverage Costs or other medical care expenses eligible for reimbursement in any other calendar year for which such reimbursement is to be provided hereunder; (ii) no Coverage Costs or other medical care expenses shall be reimbursed after the close of the calendar year following the calendar year in which those Coverage Costs or expenses were incurred; and (iii) the Officer’s right to the reimbursement of such Coverage Costs or other medical care expenses cannot be liquidated or exchanged for any other benefit. To the extent the reimbursed Coverage Costs are treated as taxable income to the Officer, the Employer shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be the Officer’s sole responsibility.

(4)
The Company will make provisions in its Executive Supplemental Retirement Plan (SERP) so that the Officer will, upon a Separation from Service under the circumstances set forth in Section 2(a), be credited for purposes of computing such Officer's benefits under the SERP with an additional number of Years of Service and years of age equal to the number of years for which such Officer is, upon his or her Separation from Service, to receive continued Salary by reason of the Applicable Multiple in effect for him or her pursuant to Section 2(a)(1) above. In no event, however, shall any benefit be payable under the SERP earlier than it otherwise would have been paid in the absence of such additional Years of Service and age credits.

(5)
All outstanding stock options held by the Officer will immediately vest and become exercisable in full and may be exercised for any or all of the underlying shares until the expiration or sooner termination of the option term. Except as otherwise expressly provided in the agreement evidencing such award, each restricted stock unit or other stock award held by the Officer will also immediately vest, and the underlying shares will become issuable, in accordance with the terms of the applicable award agreement. All outstanding Dividend Equivalent Rights held by the Officer at such time will immediately vest, and any shares or cash amounts attributable to those rights will be paid to the Officer at the same time those shares and amounts would have otherwise been payable in the absence of such vesting acceleration.

(6)
The Officer (other than the Company’s Chief Executive Officer) shall, to the extent applicable, also be entitled to the special Tax Gross-Up under Section 14 of this Plan as part of his or her Change in Control Benefit.”

3.    The provisions of Section 14 of the Plan (other than Section 14(a)) shall not apply to the Company’s Chief Executive Officer.
4.    Exhibit A attached to the Plan is revised as set forth in Exhibit A attached hereto.
5.    Except as expressly modified by this Third Amendment, all the terms and provisions of the Plan shall continue to remain in full force and effect.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on this 20th day of October, 2017.
SJW Group

By: /s/ W. Richard Roth
W. Richard Roth, President and
Chief Executive Officer and
Chairman of Board of Directors

EXHIBIT A
OFFICERS (as of November 6, 2017)

Name	Office

Eric W. Thornburg	President and Chief Executive Officer of SJW Group and SJW Land Company; Chief Executive Officer of San Jose Water Company and SJWTX, Inc.

W. Richard Roth	Chief Executive Emeritus of SJW Group and San Jose Water Company; President and Chief Executive Officer of Texas Water Alliance Limited

Wendy Avila-Walker	Controller and Assistant Treasurer of San Jose Water Company; Controller of SJW Group

Dana R. Drysdale	Vice President of Information Systems of San Jose Water Company

Andrew R. Gere	President and Chief Operating Officer of San Jose Water Company

Craig S. Giordano	Vice President of Engineering of San Jose Water Company

Palle Jensen	Executive Vice President of San Jose Water Company; Senior Vice President of Regulatory Affairs of SJWTX, Inc.

Denia Leal	Vice President of Human Resources of San Jose Water Company

James P. Lynch	Chief Financial Officer and Treasurer of SJW Group, San Jose Water Company, SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited

Suzy Papazian	General Counsel and Corporate Secretary of SJW Group and San Jose Water Company; Corporate Secretary of SJW Land Company, SJWTX, Inc. and Texas Water Alliance Limited

Curtis A. Rayer, Jr.	Vice President of Operations of San Jose Water Company

John Tang	Vice President of Regulatory Affairs and
Government Relations of San Jose Water Company

Andrew F. Walters	Chief Administrative Officer of San Jose Water Company

Thomas Hodge	President of SJWTX, Inc.; Vice President of Texas Water Alliance Limited

2